Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 22, 2026
Registration Statement Nos. 333-281130 and
333-281130-06

*PRICING DETAILS* $1.547Bn+ (Offered) Ford Credit Auto Owner Trust (FORDO 2026-C) Prime Auto Loan ABS

Active Leads: BNP Paribas (Str.), Lloyds Securities, RBC Capital Markets
Passive Leads: BofA, Credit Agricole
Active Co-Managers: Mischler Financial, CastleOak Securities
Passive Co-Managers: ING, U.S Bank

--- ANTICIPATED CAPITAL STRUCTURE ---

CLS	AMT ($MM)	WAL*	M/S**	P.WIN*	E.FNL*	L.FNL	BENCH	SPRD	YLD (%)	CPN (%)	$PX
A-1	352.800	0.28	P-1/A-1+	01-07	04/27	10/27	I-CRV	+14	4.269	4.269	100.00000
A-2-A	386.600	1.05	Aaa/AAA	07-20	05/28	07/29	I-CRV	+33	4.768	4.72	99.99885
A-2-B	145.000	1.05	Aaa/AAA	07-20	05/28	07/29	SOFR30A	+33			100.00000
A-3	531.600	2.34	Aaa/AAA	20-40	01/30	04/31	I-CRV	+37	5.143	5.08	99.98102
A-4	84.000	3.42	Aaa/AAA	40-42	03/30	04/33	I-CRV	+41	5.231	5.17	99.98493
B	47.370	3.46	Aa3/AA	42-42	03/30	04/33	I-CRV	+52	5.342	5.28	99.98918
C	31.570	3.46	NR/NR	42-42	03/30	03/34	<<Not Offered>>

* Assumes a 1.30% ABS prepayment assumption priced to a 10% Clean Up Call

** Minimum ratings (Moody's / S&P)

--- Transaction Details ---

* Offered Size	: $1,547,370,000
* Bloomberg Ticker	: FORDO 2026-C
* Expected Ratings	: Moody's / S&P
* Format	: SEC Registered
* Pricing Speed	: 1.30% ABS to 10% Clean Up Call
* Min. Denoms	: $1k x $1k
* RR Compliant	: US – YES EU – NO UK – NO
* Expected Pricing	: PRICED
* Expected Settlement	: 09/28/26
* First Pay Date	: 10/15/26
* ERISA	: Yes
* Bill & Deliver	: BNP Paribas

--- Available Materials ---

* Preliminary Prospectus, Rating FWP, CDI (attached)
* Intexnet Dealname	: bpfordo26c_mkt_upsize;	Password	: 72XV

--- FORDO 2026-C CUSIPs/ISNs ---

Class A-1	: 34536E AA9 / US34536EAA91
Class A-2-A	: 34536E AB7 / US34536EAB74
Class A-2-B	: 34536E AC5 / US34536EAC57
Class A-3	: 34536E AD3 / US34536EAD31
Class A-4	: 34536E AE1 / US34536EAE14
Class B	: 34536E AF8 / US34536EAF88

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BNP Paribas Securities Corp. can arrange to send you the prospectus if you request it by calling toll free 1-800-854-5674.